SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.         )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ESB Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 14, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ESB Financial Corporation. The meeting will be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2003, at 4:00 p.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

The Board of Directors of ESB Financial Corporation has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote “FOR” each matter to be considered.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in ESB Financial Corporation is appreciated.

Sincerely,

Charlotte A. Zuschlag
President and Chief Executive Officer

ESB FINANCIAL CORPORATION

600 Lawrence Avenue

Ellwood City, Pennsylvania 16117

(724) 758-5584

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 16, 2003

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of ESB Financial Corporation (the “Company”) will be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2003, at 4:00 p.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1)	To elect two directors for a three-year term, one director for a two-year term and, in each case, until their successors are elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the year ending December 31, 2003; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management is not aware of any other matters which could come before the Annual Meeting.

The Board of Directors has fixed March 3, 2003 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

Frank D. Martz
Group Senior Vice President of Operations and Secretary

March 14, 2003

Ellwood City, Pennsylvania

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

ESB FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 16, 2003

General

This Proxy Statement is being furnished to the holders of common stock, $0.01 par value per share (“Common Stock”), of ESB Financial Corporation (the “Company”), the savings and loan holding company of ESB Bank, F.S.B. (including all predecessors thereto, “ESB Bank” or the “Bank”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at its Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2003, at 4:00 p.m., Eastern Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about March 14, 2003.

Voting Rights

Only stockholders of record at the close of business on March 3, 2003 (“Voting Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At such date, there were 8,756,858 shares of Common Stock issued and outstanding and the Company had no other class of equity securities outstanding.

Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. The presence in person or by proxy of at least a majority of the issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast with a quorum present. The persons receiving the greatest number of votes of the Common Stock in each class, up to the number of directors to be elected in such class, shall be elected as directors of the Company. The affirmative vote of a majority of the total votes cast at the Annual Meeting is required for approval of the proposal to ratify the appointment of the Company’s independent auditors.

Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Because of the required votes, abstentions will have no effect on the voting for the election of directors or the proposal to ratify the appointment of the Company’s independent auditors. Under rules applicable to broker-dealers, all of the proposals for consideration at the Annual Meeting are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their client if such clients have not furnished voting instructions. Thus, there are no proposals to be considered at the Annual Meeting which are considered “non-discretionary” and for which there will be “broker non-votes.”

Proxies

Shares of Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, each proxy received will be voted (i) FOR the nominees for director described herein; (ii) FOR ratification of Ernst & Young LLP as the Company’s independent public accountants for the year ending December 31, 2003; and (iii) upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Frank D. Martz, Group Senior Vice

President of Operations and Secretary, ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Beneficial Ownership

The following table sets forth information as to the Common Stock beneficially owned, as of March 3, 2003, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) certain named executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 3, 2003(1)		Percent of Common Stock
ESB Financial Corporation Employee Stock Ownership Plan Trust 600 Lawrence Avenue Ellwood City, Pennsylvania 16117	1,127,387	(2)	12.9%

Directors and nominees:

George William Blank, Jr.	53,318	(3)	*
Charles Delman	50,948	(4)	*
Lloyd L. Kildoo	225,598	(5)	2.6
Mario J. Manna	60,332	(6)	*
William B. Salsgiver	280,287	(7)	3.2
Herbert S. Skuba	130,744	(8)	1.5
Edmund C. Smith	65,989	(9)	*
Edwin A. Thaner	43,810	(10)	*
Charlotte A. Zuschlag	369,721	(11)	4.2

Named Executive Officers:
Thomas F. Angotti	86,820	(12)	*
Charles P. Evanoski	92,008	(13)	1.0
Robert C. Hilliard	109,122	(14)	1.2
Frank D. Martz	143,576	(15)	1.6
Todd F. Palkovich	79,552	(16)	*

Directors and executive officers of the Company as a group (14 persons)	1,791,825	(17)	19.3

*	Amounts to less than 1.0% of the issued and outstanding Common Stock.

(1)	Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act, a person or entity is considered to beneficially own shares of Common Stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Common Stock which may be acquired within 60 days of the Voting Record Date pursuant to the exercise of outstanding stock options. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other person or group.

(2)	The ESB Financial Corporation Employee Stock Ownership Plan Trust (“Trust”) was established pursuant to the ESB Financial Corporation Employee Stock Ownership Plan (“ESOP”) by an agreement between the Company and William B. Salsgiver, George William Blank, Jr., Herbert S. Skuba and Edmund C. Smith who act as trustees of the ESOP (“Trustees”). As of the Voting Record Date, 285,990 shares held in the Trust were unallocated, and 841,397 shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees will generally vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions will generally be voted in the same ratio on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP will be voted by the ESOP Trustees in accordance with their fiduciary duties as trustees.

(3)	Includes 10,704 shares owned jointly with Mr. Blank’s wife, with whom voting and dispositive power is shared, 11,664 shares held in Mr. Blank’s IRA, 5,160 shares held in Mr. Blank’s Keogh Account and 14,202 shares which may be acquired by Mr. Blank upon the exercise of stock options.

(4)	Includes 22,838 shares owned by Mr. Delman’s wife, 1,358 shares held in Mr. Delman’s IRA and 26,752 shares which may be acquired by Mr. Delman upon the exercise of stock options.

(5)	Includes 41,540 shares held by Mr. Kildoo’s wife, 104,523 shares owned jointly with Mr. Kildoo’s wife, with whom voting and dispositive power is shared and 18,320 shares which may be acquired by Mr. Kildoo upon the exercise of stock options.

(6)	Includes 13,521 shares held by Mr. Manna’s wife, 5,984 shares held in Mr. Manna’s IRA, 4,082 shares held in Mr. Manna’s wife’s IRA and 18,666 shares which may be acquired by Mr. Manna upon the exercise of stock options.

(7)	Includes 182,764 shares owned jointly with Mr. Salsgiver’s wife, with whom voting and dispositive power is shared, 22,152 shares which may be acquired by Mr. Salsgiver upon the exercise of stock options and 17,192 shares held in trust for which he is trustee.

(8)	Includes 31,814 shares held by Mr. Skuba’s wife, 46,740 shares owned jointly with Mr. Skuba’s wife, with whom voting and dispositive power is shared, 4,639 shares held in Mr. Skuba’s IRA and 23,585 shares which may be acquired by Mr. Skuba upon the exercise of stock options. Does not include 76,562 shares owned by the Ellwood City Hospital, of which Mr. Skuba serves as President and Chief Executive Officer and as to which beneficial ownership is disclaimed.

(9)	Includes 34,415 shares which may be acquired by Mr. Smith upon the exercise of stock options.

(10)	Includes 16,490 shares owned jointly with Mr. Thaner’s wife, with whom voting and dispositive power is shared, 817 shares held in Mr. Thaner’s IRA, 375 shares held in Mr. Thaner’s wife’s IRA, 213 shares held in Mr. Thaner’s wife’s profit sharing plan, and 24,876 shares which may be acquired by Mr. Thaner upon the exercise of stock options.

(11)	Includes 1,933 shares held in trust for Ms. Zuschlag’s niece and four nephews, for which she is custodian, 355 shares held in trust for Ms. Zuschlag’s two godsons, for which she is custodian, 6,100 shares held in Ms. Zuschlag’s IRA, 133,800 shares which may be acquired by Ms. Zuschlag upon the exercise of stock options, 39,509 shares held by the ESOP for the account of Ms. Zuschlag, 5,760 shares held in a Management Recognition Plan (“MRP”) which may be voted by Ms. Zuschlag pending vesting and distribution, and 2,193 shares held by the Company’s Retirement Savings and Profit Sharing Plan (“Profit Sharing Plan”) account for Ms. Zuschlag. Does not include 17,035 shares held by a trust established by the Company to fund certain benefits to be paid to Ms. Zuschlag pursuant to an Excess Benefit Plan. Ms. Zuschlag does not possess voting or investment power with respect to such shares. See “Executive Compensation—Excess Benefit Plan.”

(12)	Includes 1,350 shares owned jointly with Mr. Angotti’s wife, with whom voting and dispositive power is shared, 3,964 shares held by Mr. Angotti’s wife, 56,824 shares which may be acquired by Mr. Angotti upon the exercise of stock options, 10,730 shares held by the ESOP for the account of Mr. Angotti, 720 shares held in a MRP which may be voted by Mr. Angotti pending vesting and distribution, and 6,377 shares held by the Profit Sharing Plan account for Mr. Angotti.

(13)	Includes 43,309 shares which may be acquired by Mr. Evanoski upon the exercise of stock options, 18,796 shares held by the ESOP for the account of Mr. Evanoski, 720 shares held in a MRP which may be voted by Mr. Evanoski pending vesting and distribution, and 1,642 shares held by the Profit Sharing Plan account for Mr. Evanoski.

(14)	Includes 12,157 shares held by Mr. Hilliard’s wife, 2,251 shares held in trust for Mr. Hilliard’s son for which Mr. Hilliard’s wife is custodian, 39,477 shares which may be acquired by Mr. Hilliard upon the exercise of stock options, 40,421 shares held by the ESOP for the account of Mr. Hilliard, 720 shares held in a MRP which may be voted by Mr. Hilliard pending vesting and distribution, and 1,447 shares held by the Profit Sharing Plan account for Mr. Hilliard. Does not include 4,504 shares held by Mr. Hilliard’s mother-in-law for which Mr. Hilliard has power-of-attorney and as to which beneficial ownership is disclaimed.

(15)	Includes 64,867 shares owned jointly with Mr. Martz’s wife, with whom voting and dispositive power is shared, 39,474 shares which may be acquired by Mr. Martz upon the exercise of stock options, 6,465 shares which may be acquired by Mr. Martz’s wife upon the exercise of stock options, 22,380 shares held by the ESOP for the account of Mr. Martz, 7,549 shares held by the ESOP for the account of Mr. Martz’s wife, 720 shares held in a MRP which may be voted by Mr. Martz pending vesting and distribution, 1,642 shares held by the Profit Sharing Plan account for Mr. Martz and 480 shares held by the Profit Sharing Plan account for Mr. Martz’s wife.

(16)	Includes 4,111 shares held in Mr. Palkovich’s IRA, 43,309 shares which may be acquired by Mr. Palkovich upon the exercise of stock options, 21,712 shares held by the ESOP for the account of Mr. Palkovich, 720 shares held in a MRP which may be voted by Mr. Palkovich pending vesting and distribution, and 1,642 shares held by the Profit Sharing Plan account for Mr. Palkovich.

(17)	Includes 545,626 shares which may be acquired by all directors and officers of the Company as a group upon the exercise of stock options. Also includes 161,097, 15,423 and 9,360 shares which are held by the ESOP, the Profit Sharing Plan and the MRP, respectively, which have been allocated to the accounts of participating officers and, consequently, will be voted at the Annual Meeting by direction of such participating officers. Does not include 17,035 shares held by a trust established by the Company to fund certain benefits to be paid to the President and Chief Executive Officer of the Company. See “Executive Compensation—Excess Benefit Plan.”

ELECTION OF DIRECTORS

The Articles of Incorporation and Bylaws of the Company provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, and that the members of each class shall be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year. The number of directors currently authorized by the Company’s Bylaws is seven.

At the Annual Meeting, stockholders of the Company will be asked to elect two directors for a three-year term and one director for a two-year term and, in each case, until their successors are elected and qualified. The three nominees for election as directors were selected by the Nominating Committee of the Board of Directors. Due to recent retirements and a reduction in the size of the Board from nine to seven members, existing members of the Board had their terms reclassified in order to equally balance the classes of the Board. There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee for election as a director at the Annual Meeting, and no director or nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption.

If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors of the Company. At this time, the Board of Directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

Article 7.F of the Company’s Articles of Incorporation governs nominations for election to the Board of Directors and requires all nominations for election to the Board of Directors, other than those made by or at the direction of the Board, to be made pursuant to timely notice in writing to the Secretary of the Company, as set forth in the Articles of Incorporation. To be timely, with respect to an election to be held at an annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the Company, not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Each written notice of a stockholder nomination must set forth certain information specified in the Articles of Incorporation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Articles of Incorporation.

Information with Respect to Nominees for Director and Continuing Directors

The following tables present information concerning each nominee for director and each director whose term continues and reflects his/her tenure as a director of the Company and his/her principal occupation during the past five years.

Nominees for Director for a Three-Year Term Expiring in 2006

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)
Charlotte A. Zuschlag	51	Director; President and Chief Executive Officer of the Company since February 1991 and of ESB Bank since June 1989.	1988

William B. Salsgiver	69	Chairman of the Board of the Company and ESB Bank; a principal of the property development and residential construction firm, Perry Homes, Zelienople, Pennsylvania.	1987

Nominee for Director for a Two-Year Term Expiring in 2005

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)

Charles Delman	77	Director; retired; former Chairman, President and Chief Executive Officer of ESB Bancorp, Inc. from June 1989 to March 1994 and President of Economy Savings Bank, PaSA (“Economy”) from 1971 to December 1992.	1994

The Board of Directors Recommends a Vote For Election of the Above Nominees for Director.

Members of the Board of Directors Continuing in Office

Directors With Terms Expiring in 2004

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)
George William Blank, Jr.	79	Director; President of George W. Blank Supply Co., Inc., Ellwood City, Pennsylvania, a concrete products manufacturer and building supply distributor.	1974

Lloyd L. Kildoo	63	Director; Owner and Funeral Director of Glenn-Kildoo Funeral Homes of Zelienople and Cranberry Township, Pennsylvania.	1986

Mario J. Manna	67	Director; Retired tax collector, Borough of Coraopolis, Pennsylvania	2001

Directors With Terms Expiring in 2005

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)
Herbert S. Skuba	64	Vice Chairman of the Board of the Company and ESB Bank; Director, President and Chief Executive Officer of Ellwood City Hospital, Ellwood City, Pennsylvania.	1988

(1)	Includes service with ESB Bank prior to the Bank’s conversion to the holding company form.

Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to the executive officers of the Company who are not also directors of the Company. All executive officers of the Company are elected annually by the Board of Directors and shall serve at the discretion of the Board of Directors.

Name	Age	Position with the Company and Principal Occupation During the Past Five Years
Frank D. Martz	47

Group Senior Vice President of Operations of the Company since January 2000 and Secretary of the Company since February 1991; Group Senior Vice President of Operations of ESB Bank since January 2000 and Secretary of ESB Bank since November 1989; Senior Vice President of Operations of the Company and ESB Bank from April 1993 through December 1999.

Charles P. Evanoski	44

Group Senior Vice President of the Company and ESB Bank since January 2000 and Chief Financial Officer of the Company and ESB Bank since April 1993; Senior Vice President of the Company and ESB Bank from April 1993 through December 1999.

Todd F. Palkovich	48	Group Senior Vice President of Lending of the Company and ESB Bank since January 2000; Senior Vice President of Lending of the Company and ESB Bank from April 1993 through December 1999.

Robert C. Hilliard	53

Group Senior Vice President of Internal Audit, Compliance and Loan Review of the Company and ESB Bank since January 2000; Senior Vice President of Internal Audit, Compliance and Loan Review of the Company and ESB Bank from March 1995 through December 1999. Mr. Hilliard is a certified public accountant.

Thomas F. Angotti	55

Group Senior Vice President of Administration of the Company since February 2000; President and Chief Executive Officer of SHS Bancorp, Inc. from September 1997 through February 2000; President and Chief Executive Officer of Spring Hill Savings Bank from April 1997 through May 2000; President of Spring Hill Savings Bank from September 1989 through April 1997.

Directors’ Compensation

As of December 31, 2002, except as described below, all non-employee directors of the Company receive $794 per month (except for Mr. Salsgiver who receives $1,270 per month as Chairman of the Board and Mr. Skuba who receives $1,032 per month as Vice Chairman of the Board) and are not compensated for attendance at committee meetings (except for Mr. Smith who receives $225 per meeting as Chairman of the Audit Committee). Full-time employee directors of the Company do not receive any fees for Board or committee meetings. During 2002, total compensation paid to directors of the Company amounted to $85,692 in the aggregate. See also “Executive Compensation-Directors’ Retirement Plan.”

The Board of Directors and Its Committees

Regular meetings of the Board of Directors of the Company are held on a monthly basis and special meetings of the Board of Directors of the Company are held from time-to-time as needed.

There were 12 meetings of the Board of Directors of the Company held during 2002. No director attended fewer than 75% of both the aggregate total number of meetings of the Board of Directors held during 2002 and the total number of meetings held by all committees of the Board on which the director served during such year.

The Board of Directors of the Company has established various standing committees of the Board, including Executive, Compensation and Audit Committees. The entire Board of Directors of the Company acts as a Nominating Committee. The Company and its subsidiaries have other committees comprised of officers and directors of the Company and such subsidiaries which meet for specific purposes.

The Executive Committee of the Company is authorized to exercise the powers of the Board of Directors between regular meetings of the Board. Currently, Messrs. Skuba, Salsgiver and Delman and Ms. Zuschlag (Chairperson) serve as members of this Committee. During 2002, the Executive Committee met one time.

The Compensation Committee of the Company makes recommendations regarding officer salaries to the Board of Directors. Currently, Messrs. Salsgiver (Chairman), Kildoo and Smith serve as members of this Committee. During 2002, the Compensation Committee met once.

The Audit Committee of the Company reviews the Company’s records and affairs to determine its financial condition, reviews the Company’s systems of internal control with management and the independent auditors, and monitors the Company’s adherence in accounting and financial reporting to generally accepted accounting principles. Currently, Messrs. Smith (Chairman), Delman, Kildoo and Manna serve as members of this Committee. The Audit Committee met four times during 2002. The members are independent as defined in the listing standards of the Nasdaq Stock Market.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant, the independent accountant’s independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

Edmund C. Smith, Chairman
Charles Delman
Lloyd L. Kildoo
Mario J. Manna

EXECUTIVE COMPENSATION

Summary

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company or its subsidiaries for services rendered in all capacities during the last three fiscal years to the President and Chief Executive Officer and the five other highest compensated executive officers of the Company.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards			All Other Compensation(4)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)		Stock Grants(2)		Securities Underlying Options(3)
Charlotte A. Zuschlag President and Chief Executive Officer	2002 2001 2000	$312,800 299,231 285,090	$102,800 90,000 140,200	$	— — —	$	— 90,160 —	15,000 17,999 20,316	$41,349 30,702 28,135
Charles P. Evanoski Group Senior Vice President and Chief Financial Officer	2002 2001 2000	$120,385 113,908 109,339	$26,400 22,680 26,800	$	— — —	$	— 11,270 —	4,000 3,960 11,520	$26,746 21,694 19,034
Frank D. Martz Group Senior Vice President of Operations and Secretary	2002 2001 2000	$120,385 113,908 109,339	$26,400 22,680 26,800	$	— — —	$	— 11,270 —	4,000 3,960 11,520	$26,746 21,694 19,034
Todd F. Palkovich Group Senior Vice President of Lending	2002 2001 2000	$120,385 113,908 109,339	$26,400 22,680 26,800	$	— — —	$	— 11,270 —	4,000 3,960 11,520	$26,746 21,694 19,034
Robert C. Hilliard Group Senior Vice President of Internal Audit, Compliance and Loan Review	2002 2001 2000	$110,346 104,462 100,308	$24,200 20,800 25,000	$	— — —	$	— 11,270 —	4,000 3,960 11,520	$23,720 19,922 17,476
Thomas F. Angotti(5) Group Senior Vice President of Administration	2002 2001 2000	$110,346 104,462 88,769	$24,200 20,800 25,000	$	— — —	$	— 11,270 —	4,000 3,960 11,520	$24,567 19,922 16,921

(1)	Does not include amounts attributable to miscellaneous benefits received by the named executive officer, including the payment of club membership dues and the use and maintenance of an automobile. In the opinion of management of the Company, the costs to the Company of providing such benefits to the named executive officer during the year ended December 31, 2002 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such individual.

(2)	Represents the grant of 9,600, 1,200, 1,200, 1,200, 1,200 and 1,200 shares of restricted Common Stock (as adjusted for the six-for-five stock split paid in October 2002), to Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich, Hilliard and Angotti, respectively, in 2001 pursuant to the MRP, which were deemed to have had the indicated value at the date of grant, and which had a fair market value at December 31, 2002 of $124,320, $15,540, $15,540, $15,540, $15,540 and $15,540, respectively. The awards vest over four years; 20% immediately and 20% each year from the date of grant. Dividends paid on the restricted Common Stock are paid to the recipient.

(3)	Represents grants of stock options under the Company’s stock option plans. The awards have been adjusted for subsequent stock splits and any stock dividends.

(4)	During the year ended December 31, 2002, consists of amounts allocated, accrued or paid by the Company on behalf of Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich, Hilliard and Angotti pursuant to the Profit Sharing Plan of $6,500, $5,138, $5,138, $5,138, $3,862 and $4,709, respectively, and estimated allocations under the ESOP of $34,849, $21,608, $21,608, $21,608, $19,858 and $19,858, respectively.

(5)	Mr. Angotti became an executive officer of the Company on February 10, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person, other than the Company’s ESOP, who owns 10% or more of the Company’s Common Stock.

Based solely on review of the copies of such forms furnished to the Company, the Company believes that during 2002, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except that George William Blank, Jr., a director of the Company, filed one report late with respect to the sale of Common Stock in June 2002.

Stock Options

The following table sets forth certain information concerning individual grants of stock options pursuant to the Company’s stock option plans to the named executive officers during the year ended December 31, 2002.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name	Options Granted(1)	% of Total Options Granted to Employees(2)	Exercise Price(3)	Expiration Date	5%	10%
Charlotte A. Zuschlag	15,000	22.9%	$13.00	11/18/12	$120,900	$305,550
Charles P. Evanoski	4,000	6.1	13.00	11/18/12	32,240	81,480
Frank D. Martz	4,000	6.1	13.00	11/18/12	32,240	81,480
Todd F. Palkovich	4,000	6.1	13.00	11/18/12	32,240	81,480
Robert C. Hilliard	4,000	6.1	13.00	11/18/12	32,240	81,480
Thomas F. Angotti	4,000	6.1	13.00	11/18/12	32,240	81,480

(1)	The options vested immediately and are exercisable on the date of grant.
(2)	Percentage of options to purchase Common Stock granted to all employees during 2002.
(3)	The exercise price was based on the market price of the Common Stock on the date of grant.
(4)	Assumes compounded rates of return for the remaining life of the options and future stock prices of $21.06 and $33.37 at compounded rates of return of 5% and 10%, respectively.

The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 2002 and options held at December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Year End(1)		Value of Unexercised Options at Year End(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Charlotte A. Zuschlag	2,000	$13,160	133,800	—	$563,801	$—
Charles P. Evanoski	5,598	35,679	43,309	3,840	186,730	22,042
Frank D. Martz	3,194	10,230	39,474	3,840	163,235	22,042
Todd F. Palkovich	3,832	19,467	43,309	3,840	186,730	22,042
Robert C. Hilliard	—	—	39,477	3,840	163,240	22,042
Thomas F. Angotti	—	—	56,824	3,840	391,359	22,042

(1)	As adjusted for subsequent stock splits and stock dividends.
(2)	Based on a per share market price of $12.95 at December 31, 2002.

Employment and Change of Control Agreements

ESB Bank has entered into an employment agreement with Ms. Zuschlag pursuant to which ESB Bank agreed to employ her as President and Chief Executive Officer for a term of three years with a current base salary of $327,200. Such salary may be increased at the discretion of the Board of Directors of ESB Bank but may not be decreased during the term of the agreement without the prior written consent of Ms. Zuschlag. On an annual basis, the Board of Directors of ESB Bank considers whether to renew the employment agreement for an additional year. The employment agreement is terminable with or without cause by ESB Bank. The employment agreement provides that in the event of a wrongful termination of employment (including a voluntary termination by Ms. Zuschlag as a result of ESB Bank’s material breach of the agreement or for “good reason” following a change in control of the Company, including a change in her position, salary or duties without her consent), Ms. Zuschlag would be entitled to (1) an amount of cash severance which is equal to three times her average annual compensation over the last five years, (2) continued participation in certain employee benefit plans of the Company, including medical and dental plans, for thirty-six months or shorter period upon her full-time employment by another employer; and (3) if Ms.Zuschlag is still receiving medical and dental coverage after the end of the thirty-six month period referred to in clause (2), then she would be entitled to continued medical and dental coverage until the earlier of Ms. Zuschlag’s death or the date Ms. Zuschlag receives medical and dental coverage from a subsequent employer substantially similar to the coverage provided by the Company, provided however, Ms. Zushlag shall pay the employee share of the costs of such coverage provided pursuant to this clause (3) to the same extent as if she were still an employee. The employment agreement with ESB Bank provides that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by Ms. Zuschlag, by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by ESB Bank for federal income tax purposes. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

The Company has also entered into an employment agreement with Ms. Zuschlag to serve on terms substantially similar to the agreement entered into with ESB Bank, except as provided below. Ms. Zuschlag’s compensation, benefits and expenses are paid by the Company and ESB Bank in the same proportion as the time and services actually expended by her on behalf of each company. However, the agreement with the Company provides that severance payments payable to Ms. Zuschlag by the Company shall (1) include the amount by which the severance benefits payable by ESB Bank are reduced by Section 280G of the Code, and (2) not be subject to reduction in the event of a change in control as are the amounts payable by ESB Bank. As a result, the severance benefits payable by the Company may constitute “parachute payments” under Section 280G of the Code. In addition, the agreement with the Company provides that the Company shall reimburse Ms. Zuschlag for any resulting excise taxes payable by her, plus such additional amount as may be necessary to compensate her for the payment of state and federal income, excise and other employment-related taxes on the additional payments.

The Company and ESB Bank entered into change of control agreements with Messrs. Evanoski, Martz, Palkovich, Hilliard and Angotti in order to assist them in maintaining a stable and competent management base. The agreements provide for a three-year term, and subject to satisfactory performance reviews, among other things, shall extend on each anniversary date for an additional year so that the remaining term will be three years, unless either the Boards of Directors of the employers or the executive provides contrary written notice to the other not less than 30 days in advance of such anniversary date. The agreements are automatically extended for an additional one year upon a change in control, as defined. The agreements provide for payments in the event that certain adverse actions are taken with respect to the executive’s employment subsequent to a change in control in an amount equal to 2.99 times the respective executive’s annual compensation, as defined.

Excess Benefit Plan

The Company has adopted an Excess Benefit Plan (“EBP”) for the purpose of permitting Ms. Zuschlag, and any other employees of the Company who may be designated pursuant to the EBP, to receive certain benefits that Ms. Zuschlag and any other employees of the Company otherwise would be eligible to receive under the Company’s Retirement Plan and ESOP but for the limitations set forth in Sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the EBP, during any plan year the Company shall make matching contributions on behalf of the participant in an amount equal to the amount of matching contributions that would have been made by the Company on behalf of the participant but for limitations in the Code, less the actual amount of matching contributions actually made by the Company on behalf of the participant. Finally, the EBP generally provides that during any plan year a participant shall receive a supplemental ESOP allocation in an amount equal to the amount which would have been allocated to the participant but for limitations in the Code, less the amount actually allocated to the participant pursuant to the ESOP. The supplemental benefits to be received by a participant pursuant to the EBP shall be credited to an account maintained pursuant to the EBP within 180 days after the end of each plan year. In connection with its adoption of the EBP, the Company adopted a trust which currently holds 17,035 shares of Common Stock to fund its obligation to Ms. Zuschlag under the EBP.

Supplemental Executive Retirement Plan

The Company has adopted a Supplemental Executive Benefit Plan (“SERP”) in order to provide supplemental retirement and death benefits for certain key employees of the Company. Under the SERP, participants shall receive an annual retirement benefit following retirement at age 65 equal to 25% of the participant’s final average pay multiplied by a target retirement benefit percentage. Final average pay is based upon the participant’s last three year’s compensation and the target benefit percentage is equal to the fraction resulting from the participant’s years of credited service divided by 20. Benefits under the plan are payable in ten equal annual payments and a lesser benefit is payable upon early retirement at age 55 with at least ten years of service. If a participant dies prior to retirement, the participant’s estate will receive a lump sum payment equal to the net present value of future benefit payments under the plan. At December 31, 2002, Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich, Hilliard and Angotti had 15, 20, 24, 12, 25 and 16 years of credited service under the SERP, respectively.

Directors’ Retirement Plan

The Company and the Bank have adopted the ESB Financial Corporation Directors’ Retirement Plan and entered into director retirement agreements with each director of the Company and the Bank. The plan provides that any retiring director with a minimum of 5 or more years of service with the Company or the Bank and a minimum of 10 total years of service, including years of service with any bank acquired by the Company or the Bank, that remains in continuous service as a board member until age 75 will be entitled to receive an annual retirement benefit equal to his or her director’s fees earned during the last full calendar year prior to his or her retirement date, multiplied by a ratio, ranging from 25% to 50%, based on the director’s total years of service. The maximum ratio of 50% of fees requires 20 or more years of service and the minimum ratio of 25% of fees requires 10 years of service. Retirement benefits may also be payable under the plan if a director retires from service as a director prior to attaining age 75. No persons are currently receiving any benefits under the plan.

Compensation Committee

Executive compensation is determined by the Compensation Committee of the Board of Directors. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other executive officers is set forth below, as defined.

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

The executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of the individuals listed below this report, none of whom is a full-time employee director of the Company. The Committee makes recommendations regarding officer salaries to the Board of Directors.

The Committee determines the level of salary increases, if any, to take effect on December 1 after reviewing various published surveys of compensation paid to executives performing similar duties for financial institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions in ESB Bank’s market. Also, it is the policy of the Committee to determine the salary components of executive compensation upon the basis of corporate performance. The performance factors which the Committee considers are profitability, capital levels, and performance relative to such industry standards as problem asset levels, loan production, regulatory compliance, and asset-liability management. The Committee also considers whether or not the overall value of the Company has improved from year to year.

The Company’s executive compensation program is designed to:

•	Align the interests of executives with the interests of the stockholders by providing performance based awards in cash and stock; and

•	Allow the Company to compete for and retain executives critical to the Company’s success by providing an opportunity for compensation that is comparable to the levels offered by other companies in our market.

Stock options were granted to executive officers of the Company during fiscal 2001. Ms. Zuschlag received options to purchase 17,999 shares of Common Stock and Messrs. Evanoski, Martz, Palkovich, Hilliard and Angotti received options to purchase 3,960, 3,960, 3,960, 3,960 and 3,960 shares of Common Stock, respectively (adjusted for a subsequent six-for-five stock split). Stock options were granted to executive officers of the Company during fiscal 2002. Ms. Zuschlag received options to purchase 15,000 shares of Common Stock and Messrs. Evanoski, Martz, Palkovich, Hilliard and Angotti received options to purchase 4,000, 4,000, 4,000, 4,000 and 4,000 shares of Common Stock, respectively.

Bonuses were paid to the executive officers of the Company during fiscal 2001. Ms. Zuschlag was paid $90,000. Messrs. Evanoski, Martz, Palkovich, Hilliard and Angotti were paid $22,680, $22,680, $22,680, $20,800 and $20,800, respectively. Bonuses were paid to the executive officers of the Company during fiscal 2002. Ms. Zuschlag was paid a bonus of $102,800 during fiscal 2002. Messrs. Evanoski, Martz, Palkovich, Hilliard and Angotti were paid a bonus of $26,400, $26,400, $26,400, $24,200 and $24,200, respectively, during fiscal 2002.

Ms. Zuschlag’s compensation increased from $299,231 for fiscal 2001 to $312,800 for fiscal 2002. Messrs. Evanoski, Martz and Palkovich’s compensation increased from $113,908 for fiscal 2001 to $120,385 for fiscal 2002. Messrs. Hilliard and Angotti’s compensation increased from $104,462 for fiscal 2001 to $110,346 for fiscal 2002. At the meeting of the committee that determined executive officers salaries to be effective December 1, 2002, the committee reviewed and considered various published compensation surveys, the executive officers increased scope of responsibilities relating to ESB Financial Corporation’s continuing growth as well as the aforementioned factors, the committee recommended to the Board of Directors an increase in salary to a level of $327,200 for Ms. Zuschlag, a level of $125,000 for Messrs. Evanoski, Martz and Palkovich and a level of $114,500 for Messrs. Hilliard and Angotti.

The Compensation Committee

William B. Salsgiver (Chairman)

Lloyd L. Kildoo

Edmund C. Smith

Performance Graph

The following graph compares the yearly cumulative total return on the Common Stock over a five-year measurement period with (i) the yearly cumulative total return on the stocks included in the S&P 500 Total Return Index and (ii) the yearly cumulative total return on the stocks included in the SNL Securities All Banks and Thrifts Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable year.

	Period Ending
Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
ESB Financial Corporation	100.00	94.40	71.14	67.18	88.12	136.48
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
SNL All Bank & Thrift Index	100.00	106.15	101.55	122.68	124.49	116.97

Indebtedness of Management

In accordance with applicable federal laws and regulations, ESB Bank offers mortgage loans to its directors, officers and full-time employees for the financing of their primary residences as well as various consumer loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must (i) be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings association with non-affiliated parties; (ii) be pursuant to underwriting standards that are no less stringent than those applicable to comparable transactions with non-affiliated parties; (iii) not involve more than the normal risk of repayment or present other unfavorable features; and (iv) not exceed, in the aggregate, the institution’s unimpaired capital and surplus, as defined.

As of December 31, 2002, three of the directors and executive officers of the Company, or their affiliates, had aggregate loan balances in excess of $60,000, which amounted to $1.1 million in the aggregate. All such loans were made by ESB Bank in the ordinary course of business and were not made with favorable terms nor did they involve more than the normal risk of collectibility.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

General

The Board of Directors of the Company has appointed Ernst & Young LLP, as independent auditors for the Company for the year ending December 31, 2003, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting. The Company has been advised by Ernst & Young that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent public accountants and clients. Ernst & Young will have representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The aggregate amount of the fees billed by Ernst & Young for its audit of the Company’s annual financial statements for 2002 and its reviews of the Company’s unaudited interim financial statements included in reports filed by the Company under the Exchange Act during the year was $124,000.

Financial Information Systems Design and Implementation

Ernst & Young did not provide any services to the Company for financial information systems design and implementation during 2002.

All Other Fees

The aggregate amount of the fees billed by Ernst & Young for all other services rendered by it to the Company during 2002 was $124,925. These services consisted primarily of tax compliance and tax consulting services, which accounted for fees of $79,400, as well as audit related services such as the audit of the Company’s benefit plans, the agreed upon procedures for reviewing student loans performed under the Federal Family Educational Loan Program and the issuance of consents in connection with various registration statements, which accounted for fees of $45,525.

The Board of Directors and its Audit Committee considered the compatibility of the non-audit services provided to the Company by Ernst & Young in 2002 on the independence of Ernst & Young from the Company in evaluating whether to appoint Ernst & Young to perform the audit of the Company’s financial statements for the year ending December 31, 2003.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2003.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Company, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee arrangement with such firm is $3,000 plus reimbursement for out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Stockholders of the Company, must be received at the principal executive offices of the Company, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117, Attention: Secretary, no later than November 15, 2003. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the Company’s Proxy Statement and set forth on the form of proxy issued for the next annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

Stockholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article 10.F of the Company’s Articles of Incorporation, which provides that to be properly brought before an annual meeting, business must be (a) properly brought before the meeting by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company, or not later than February 16, 2004 in connection with the next annual meeting of stockholders of the Company. A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before an annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and (b) certain other information set forth in the Articles of Incorporation. No stockholder proposals have been received by the Company in connection with the Annual Meeting.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2002 accompanies this proxy statement.

Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2002. Upon written request, the Company will furnish to any such stockholder a copy of the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117, Attention: Secretary. The Annual Report on Form 10-K is not a part of this Proxy Statement.

ESB FINANCIAL CORPORATION	REVOCABLE PROXY

This proxy is solicited on behalf of the Board of Directors of ESB Financial Corporation (the “Company”) for use only at the Annual Meeting of Stockholders to be held on April 16, 2003 and at any adjournment thereof.

The undersigned hereby appoints the Board of Directors of the Company, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2003, at 4:00 p.m., Eastern Time, or at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as indicated below.

1.	Election of Directors

☐	FOR all nominees listed (except as marked to the contrary.)	☐	WITHHOLD AUTHORITY to vote for all nominees listed.

Nominees for three-year term: Charlotte A. Zuschlag and William B. Salsgiver

Nominee for two-year term: Charles Delman

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003.

☐	FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote FOR the nominees for director and FOR the proposal to ratify the independent auditors for 2003 You are encouraged to specify your choices by marking the appropriate boxes on the reverse side; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of the Company will be voted as specified. If no specification is made, shares will be voted FOR the election of the Board of Directors’ nominees to the Board of Directors, FOR the proposal to ratify the independent auditors for 2003, and otherwise at the discretion of the proxies.

Please be sure to sign and date this Proxy in the box below.

Date:

Stockholder sign above — co-holder (if any) sign above

The above hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company called for April 16, 2003, a Proxy Statement for the Annual Meeting and the 2002 Annual Report to Stockholders.

Please sign exactly as your name(s) appear(s) on this proxy. Only one signature is required in case of a joint account. When signing in a representative capacity, please give title.

Please mark, sign, date and promptly return this proxy card using the enclosed envelope.